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                                                                     EXHIBIT 5.1
                                 August 27, 2002

Aspect Communications Corporation
1320 Ridder Park Drive
San Jose, CA  95131-2313

         Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 28, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 4,150,000 shares of your Common Stock (the "Shares") reserved for issuance under Aspect's 1990 Employee Stock Purchase Plan, Annual Retainer Compensation Plan for the Board of Directors, Amended and Restated 1998 Directors' Stock Option Plan and Amended and Restated 1996 Employee Stock Option Plan, as amended (collectively, the "Plans"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

         It is our opinion that the shares, when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid, and nonassessable. We express no opinion as to the matters governed by any laws other than the laws of the State of California and federal securities laws of the United States of America.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                                      Sincerely,

                                                      /s/ Venture Law Group

                                                      VENTURE LAW GROUP
                                                      A Professional Corporation